Exhibit 10.1

March 26, 2004

Francis J. Lunger

Chief Executive Officer

Millipore Corporation

290 Concord Road

Billerica, MA 01821

Dear Fran:

This letter agreement follows our discussions concerning the implementation by the Board of Directors of its succession plans for Millipore Corporation (the “Company”). As we have discussed, the Company wishes to retain your services as CEO for a period of time in order to permit an orderly transition of your duties and responsibilities to a successor and, to have the opportunity, thereafter, to have the benefit of your expertise and experience for a period of time as Chairman, as defined below. Therefore, the purpose of this letter is to confirm the agreement between you and the Company concerning the terms and conditions of your continued employment and your separation arrangements, as follows:

1. Term. Subject to earlier termination as provided in Paragraph 6 below, your employment under this Agreement shall commence as of the date it is signed by the second of the two parties hereto (the “Effective Date”) and shall continue until March 1, 2005 (the “Term”). The Term may be extended or renewed only by the written agreement of you and an expressly authorized representative of the Board of Directors of the Company (the “Board”).

2. Continued Employment as CEO.

(a) It is agreed that, at the annual meeting in April, 2004, you will announce your decision to step down as CEO as soon as your successor has been named and the Board’s initiation of a search for that successor. It is agreed that this and all other public announcements concerning your departure will be consistent with the written statement to which you and the Board mutually agree.

(b) During the Term, you will continue your employment, on a full-time basis, as CEO for so long as the Board shall request, but in any event not later than March 1, 2005 or, if sooner, the business day immediately preceding that on which your successor as CEO commences employment. For so long as you continue as CEO, you shall continue to perform your regular duties, subject to the direction and control of the Board, with such modifications and additional assignments, reasonably consistent with your position, as the

Board determines appropriate to achieve a smooth and effective transition to your successor.

3. Employment as Chairman.

(a) Following your employment as CEO, you may be employed, at the Board’s discretion, for the remainder of the Term with the title of Chairman and, in that position, will report to the Board. Your duties, responsibilities and authority in that position will focus on external matters and shall be as assigned by the Board from time to time. It is understood that your successor as CEO will report directly to the Board and that his or her duties, responsibilities and authority as CEO and yours as Chairman shall not be overlapping.

(b) Your employment as Chairman will be on a full-time basis. In that capacity, you will be expected to devote your full business time and best efforts to your duties and responsibilities for the Company.

4. Compensation and Benefits. As compensation for all services performed by you during the Term, the Company will provide you the following pay and benefits:

(a) Salary. During the Term, the Company will pay you a salary at a rate of not less than Six Hundred and Fifty Thousand Dollars ($650,000) per year, payable in accordance with the regular payroll practices of the Company for its executive employees and subject to increase by the Board in its sole discretion.

(b) Bonuses.

(i) MIP Participation. You will remain eligible to participate in the Company’s Management Incentive Plan (“MIP”) during calendar year 2004, subject to your continued employment by the Company, either as CEO or Chairman, but any such participation shall be with such revised goals, reasonably related to the transitional nature of your duties, as the Board may determine in its discretion. Any bonus which you earn under the MIP while serving as CEO or Chairman hereunder shall be pro-rated for any partial year of service. You will cease to be eligible to continue participation in the MIP on December 31, 2004 or, if earlier, the date your employment terminates.

(ii) Discretionary Bonus. In connection with your services as Chairman, you will be eligible to be considered for a bonus of up to Three Hundred Thousand Dollars ($300,000), with the amount of any such the bonus being determined by the Board in its discretion. Any such bonus (A) shall also be subject to your qualifying for benefits under the agreement between you and the Company dated as of November 18, 2003 and captioned “Officer Severance Agreement” (the “Severance Agreement”), including without limitation your execution of the Release Agreement which is attached as Exhibit A to the Severance Agreement, and (B) shall be payable within thirty (30) calendar days following of the date the Release Agreement becomes effective.

(c) Stock Options and Restricted Stock. All restricted stock awarded you by the Company as to which the restrictions have not been lifted and all stock options granted to you by the Company which are currently held by you and have not become exercisable and have not been exercised or cancelled and have not expired shall continue to vest during the Term and for so long as you are receiving payments under the Severance Agreement, not to exceed twenty four months following the date your employment with the Company terminates. All vested options shall remain exercisable during the period in which you are receiving payments under the Severance Agreement, but if not exercised during that period shall be cancelled at the end of that period. Except as otherwise expressly provided in this Section 4(c), such stock options and restricted stock shall be governed by the terms of the Millipore Corporation 1999 Stock Incentive Plan, as amended from time to time. You will not be eligible for any further awards of stock options or restricted stock, unless otherwise expressly provided you by the Board.

(d) Participation in Employee Benefit Plans. During your employment hereunder during the Term, you will be entitled to participate in all employee health and welfare and retirement benefit plans from time to time in effect for employees of the Company generally, except to the extent such plans are duplicative of benefits otherwise provided you under this Agreement or any other agreement between you and the Company (e.g., severance benefits). Your participation will be subject to the terms of the applicable plan documents and generally applicable Company policies.

(e) Vacations. You will continue to accrue vacation during the Term in accordance with Company policies applicable to its executives generally, as in effect from time to time.

(f) Business Expenses. The Company will pay or reimburse you for all reasonable business expenses incurred or paid by you in the performance of your duties and responsibilities for the Company, subject to any maximum annual limit and other restrictions on such expenses set by the Board and to such substantiation and documentation as it may specify from time to time.

5. Continuing Employee Obligations

(a) Your obligations under the agreement between you and the Company captioned “Employee Agreement,” which you signed on June 30, 1997 (the “Employee Agreement”) and under the Severance Agreement shall remain in full force and effect in accordance with the terms thereof.

(b) All documents, records and files, in any media of whatever kind and description, relating to the business, present or otherwise, of the Company and its Affiliates, and any copies in whole or in part thereof (the “Documents”), whether or not prepared by you shall be the sole and exclusive property of the Company. You agree to safeguard all Documents and to return to the designee of the Board, at the time your employment terminates or at such earlier time or times as the Board or its designee may specify, all Documents then in your possession or control.

6. Termination of Employment. Notwithstanding anything contained in this

Agreement to the contrary, your employment shall terminate prior to the expiration of the Term in the following circumstances:

(a) (i) The Board may terminate your employment for Cause upon notice to you, provided that any such termination must meet all requirements for a termination for Cause under the Severance Agreement. (ii) The Board may elect to terminate your employment at any time other than for Cause upon notice to you, subject to Sections 7(a) and 7(b) of this Agreement.

(b) (i)This Agreement shall automatically terminate in the event of your death. (ii) The Board may terminate your employment upon notice to you in the event that you become disabled during your employment through any illness, injury, accident or condition of either a physical or psychological nature and, as a result, are unable to perform substantially all of your duties and responsibilities hereunder for ninety (90) days during any period of three hundred and sixty-five (365) consecutive calendar days. Pay from the Company for any period of leave for disability shall be in accordance with the policies of the Company, as in effect from time to time. If any question shall arise as to whether you are disabled to the extent that you are unable to perform substantially all of your duties and responsibilities hereunder, you shall, at the Company’s request, submit to a medical examination by a physician selected by the Board to whom you or your guardian, if any, has no reasonable objection to determine whether you are so disabled and such determination shall for the purposes of this Agreement be conclusive of the issue. If such a question arises and you fail to submit to the requested medical examination, the Company’s determination of the issue shall be binding on you.

(c) You may terminate your employment with the Company at any time upon two (2) weeks’ notice. The Board may elect, however, to accept your notice as of an earlier date and, in that event, shall pay you your salary for the remainder of the notice period, not to exceed two (2) weeks.

7. Severance Benefits and Other Matters Related to Termination.

(a) Final Compensation. In the event of expiration of the Term or the termination of your employment prior to the expiration date, however caused, the Company (i) will pay you salary, if any, earned but not paid through your last day of active employment; (ii) will pay you, at your final base rate of pay, for any vacation time earned but not used during the Term, through your last day of active employment, not to exceed the maximum accumulation permitted under Company policy; and (iii) will reimburse you for all business expenses reimbursable under Company policy and this Agreement and not yet reimbursed, subject to such documentation and substantiation as the Company may require (all of the foregoing, collectively, “Final Compensation”).

(b) Salary Continuation Period. In addition to providing you Final Compensation, in the event that the Company elects to terminate your employment prior to the expiration of the Term other than for Cause and other than as a result of death or disability, the Company will continue to pay you your salary during the period from the day immediately following the date your employment terminates through March 1, 2005 (the “Salary Continuation Period”).

(c) Amendment of Severance Agreement. The Severance Agreement is hereby amended as follows: (i) Termination of your employment as a result of the expiration of the Term shall constitute a Qualifying Termination under section 1.11 of the Severance Agreement, in addition to the other bases set forth in that section. (ii) “Annual Compensation” under section 1.01 of the Severance Agreement shall mean the sum of (A) your base salary as of your last day of employment as CEO and (B) your last annual target bonus as CEO. Notwithstanding anything to the contrary contained in the Severance Agreement or in this Agreement, however, you shall not be eligible to qualify for benefits under the Severance Agreement until termination of your employment hereunder, including without limitation any period of employment as Chairman, and until the expiration of any Salary Continuation Period.

(d) Survival. Provisions of this Agreement shall survive any termination or expiration of the Term if so provided in this Agreement or if necessary or desirable to accomplish the purposes of other surviving provisions, including without limitation your obligations under Section 5 of this Agreement. Upon termination of your employment, the Company shall have no further obligations to you hereunder, other than as expressly set forth in this Paragraph 7.

8. Definition. For purposes of this Agreement, “Affiliates” means all persons and entities directly or indirectly controlling, controlled by or under common control with the Company where control may be by management authority, equity interest or otherwise.

9. Withholding. All payments made by the Company under this Agreement shall be reduced by any tax or other amounts required to be withheld by the Company under applicable law.

10. Assignment. Neither you nor the Company may make any assignment of this Agreement or any interest in it, by operation of law or otherwise, without the prior written consent of the other; provided, however, that the Company may assign its rights and obligations under this Agreement without your consent to any entity with whom the Company shall hereafter affect a reorganization, consolidate with, or merge into or to whom it transfers all or substantially all of its properties or assets. This Agreement shall inure to the benefit of and be binding upon you and the Company, and each of our respective successors, executors, administrators, heirs and permitted assigns.

11. Severability. If any portion or provision of this Agreement shall to any extent be declared illegal or unenforceable by a court of competent jurisdiction, then the remainder of this Agreement, or the application of such portion or provision in circumstances other than those as to which it is so declared illegal or unenforceable, shall not be affected thereby, and each portion and provision of this Agreement shall be valid and enforceable to the fullest extent permitted by law.

12. Miscellaneous. This Agreement sets forth the entire agreement between you and the Company and replaces all prior and contemporaneous communications, agreements and understandings, written or oral, with respect to the terms and conditions of your employment, excluding only the Employee Agreement and the Severance Agreement, as amended hereby, each of which shall remain in full force and effect in accordance with their terms. This Agreement may not be modified or amended, and no breach shall be deemed to be waived, unless agreed to in writing by you and an expressly authorized representative of the Board. The headings and captions in this Agreement are for convenience only and in no way define or describe the scope or content of any provision of this Agreement. This Agreement may be executed in two or more counterparts, each of which shall be an original and all of which together shall constitute one and the same instrument. This is a Massachusetts contract and shall be governed and construed in accordance with the laws of the Commonwealth of Massachusetts, without regard to the conflict of laws principles thereof.

13. Notices. Unless otherwise expressly provided herein, any notices provided for in this Agreement shall be in writing and shall be effective when delivered in person, consigned to a national overnight courier or deposited in the United States mail, postage prepaid, and addressed to you at your last known address on the books of the Company or, in the case of the Company, to it at its principal place of business, attention of the Company’s Chief Legal Officer, or to such other address as either party may specify by notice to the other actually received.

If the foregoing is acceptable to you, please sign this letter in the space provided and return it to me no later than April 16, 2004. At the time you sign and return it, this letter will take effect as a binding agreement between you and the Company on the basis set forth above. The enclosed counterpart of this Agreement, which you should also sign and date, is for your records.

Sincerely,

MILLIPORE CORPORATION

By:	/s/ ROBERT C. BISHOP
Robert C. Bishop Lead Director

Date:	April 1, 2004

Accepted and Agreed:

/s/ FRANCIS J. LUNGER
Francis J. Lunger

Date:	March 30, 2004